Exhibit 5.1

June 15, 2005

Intrusion Inc.
1101 E. Arapaho Road
Richardson, TX  75081

Re:                               Intrusion Inc. Registration Statement on Form S-8
for an aggregate of 750,000 shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Intrusion Inc., a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), of 750,000 shares of the Company’s Common Stock (the “Shares”), authorized for issuance under the Company’s 2005 Stock Incentive Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-B.

We have reviewed the Company’s Certificate of Incorporation, as amended, the Company’s Bylaws, as amended, and the corporate proceedings taken by the Company in connection with the establishment of the Plan.  Based on such review, we are of the opinion that if, as and when the Shares are issued and sold (and the consideration therefor received) pursuant to the provisions of option agreements or direct stock issuances duly authorized under the Plan and in accordance with the Registration Statement, such Shares will be duly authorized, legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.  Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters related to the Company or the Shares.

Sincerely,

/s/ Patton Boggs LLP

Patton Boggs LLP